Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Tecnoglass Inc. of our report dated May 31, 2016, relating to the financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Ltda.

PricewaterhouseCoopers Ltda.
Barranquilla, Colombia
September 21, 2016